EXHIBIT 99.1

TRAVEL CHANNEL MEDIA

(An Operating Unit of Cox Communications, Inc.)

TABLE OF CONTENTS

Page
INDEPENDENT AUDITORS’ REPORT	1

FINANCIAL STATEMENTS AS OF DECEMBER 14, 2009 AND DECEMBER 31, 2008, AND FOR THE PERIOD FROM JANUARY 1, 2009 TO DECEMBER 14, 2009, FOR THE YEAR ENDED DECEMBER 31, 2008 AND FOR THE PERIOD FROM MAY 15, 2007 TO DECEMBER 31, 2007:

Balance Sheets	2

Statements of Operations	3

Statements of Capital	4

Statements of Cash Flows	5

Notes to Financial Statements	6–21

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

Cox Communications, Inc.

Atlanta, Georgia

We have audited the accompanying balance sheets of Travel Channel Media (“TCM”), an operating unit of Cox Communications, Inc. (“Cox”), as of December 14, 2009 and December 31, 2008, and the related statements of operations, capital, and cash flows for the period from January 1, 2009 to December 14, 2009, for the year ended December 31, 2008, and for the period from May 15, 2007 to December 31, 2007. These financial statements are the responsibility of Cox’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of TCM’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of TCM as of December 14, 2009 and December 31, 2008, and the results of its operations and its cash flows for the period from January 1, 2009 to December 14, 2009, for the year ended December 31, 2008, and for the period from May 15, 2007 to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the accompanying financial statements have been prepared from the separate records maintained by TCM and Cox and may not necessarily be indicative of the conditions that would have existed or the results of operations or cash flows if TCM had been operated as an unaffiliated company. Portions of certain income and expenses represent allocations made from Cox that are directly attributable to TCM.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

February 19, 2010

TRAVEL CHANNEL MEDIA

(An Operating Unit of Cox Communications, Inc.)

BALANCE SHEETS

AS OF DECEMBER 14, 2009 AND DECEMBER 31, 2008

(In thousands of dollars)

	2009	2008
ASSETS

CURRENT ASSETS:
Accounts receivable — less allowance for doubtful accounts of $788 and $708, respectively	$53,033	$48,706
Current portion of programming rights	3,073	2,404
Other current assets	974	1,187

Total current assets	57,080	52,297

NET PLANT AND EQUIPMENT	33,669	38,130

PROGRAMMING RIGHTS — Less current portion	94,853	93,703

INTANGIBLE ASSETS	510,925	585,533

GOODWILL	276,277	711,152

OTHER NONCURRENT ASSETS	117	631

TOTAL	$972,921	$1,481,446

LIABILITIES AND CAPITAL

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$23,993	$27,279
Other current liabilities	9,004	2,383
Current portion of capital lease obligations	1,716	1,883

Total current liabilities	34,713	31,545

DEFERRED INCOME TAXES	193,483	227,196

OTHER NONCURRENT LIABILITIES	876	4,377

CAPITAL LEASE OBLIGATIONS — Less current portion	14,391	15,151

Total liabilities	243,463	278,269

COMMITMENTS AND CONTINGENCIES (Note 14)

TOTAL CAPITAL	729,458	1,203,177

TOTAL	$972,921	$1,481,446

See notes to financial statements.

TRAVEL CHANNEL MEDIA

(An Operating Unit of Cox Communications, Inc.)

STATEMENTS OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2009 TO DECEMBER 14, 2009, FOR THE YEAR ENDED

DECEMBER 31, 2008 AND FOR THE PERIOD FROM MAY 15, 2007 TO DECEMBER 31, 2007

(In thousands of dollars)

	2009	2008	2007
REVENUES:
Advertising	$116,847	$118,061	$72,962
Affiliate	93,339	85,029	47,219
Other	6,684	6,791	2,010

Total revenues	216,870	209,881	122,191

COSTS AND EXPENSES:
Cost of services (excluding depreciation and amortization of intangible assets)	102,373	92,947	56,255
Selling, general and administrative expenses (excluding depreciation and amortization of intangible assets)	50,979	47,322	27,610
Impairment of goodwill (Note 4)	434,875	—	—
Impairment of intangible assets (Note 4)	57,582	—	—
Depreciation and amortization	30,062	21,140	10,458

OPERATING (LOSS) INCOME	(459,001)	48,472	27,868

INTEREST (EXPENSE) INCOME — Net	(717)	(474)	176

(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(459,718)	47,998	28,044

INCOME TAX BENEFIT (EXPENSE)	16,418	(18,179)	(12,865)

NET (LOSS) INCOME	$(443,300)	$29,819	$15,179

See notes to financial statements.

TRAVEL CHANNEL MEDIA

(An Operating Unit of Cox Communications, Inc.)

STATEMENTS OF CAPITAL

FOR THE PERIOD FROM JANUARY 1, 2009 TO DECEMBER 14, 2009, FOR THE YEAR ENDED

DECEMBER 31, 2008 AND FOR THE PERIOD FROM MAY 15, 2007 TO DECEMBER 31, 2007

(In thousands of dollars)

CAPITAL — May 15, 2007	$—
Net costs allocated or paid by Cox (Note 10)	21,982
Net income	15,179
Push down of purchase price allocation (Note 2)	1,144,600

CAPITAL — December 31, 2007	1,181,761
Net cash transferred to Cox (Note 10)	(8,403)
Net income	29,819

CAPITAL — December 31, 2008	1,203,177
Net cash transferred to Cox (Note 10)	(30,419)
Net loss	(443,300)

CAPITAL — December 14, 2009	$729,458

See notes to financial statements.

TRAVEL CHANNEL MEDIA

(An Operating Unit of Cox Communications, Inc.)

STATEMENTS OF CASH FLOWS

FOR THE PERIOD FROM JANUARY 1, 2009 TO DECEMBER 14, 2009, FOR THE YEAR ENDED

DECEMBER 31, 2008 AND FOR THE PERIOD FROM MAY 15, 2007 TO DECEMBER 31, 2007

(In thousands of dollars)

	2009	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(443,300)	$29,819	$15,179
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	30,062	21,140	10,458
Amortization of programming rights	46,940	36,007	19,783
Deferred income taxes	(33,541)	(3,375)	(1,335)
Impairment of goodwill	434,875	—	—
Impairment of intangible assets	57,582	—	—
Long-term incentive compensation expense	2,332	2,358	1,584
Other — net	(121)	—	—
Increase in accounts receivable	(3,716)	(7,087)	(41,619)
Decrease (increase) in other assets	553	810	(1,013)
(Decrease) increase in accounts payable and accrued expenses	(6,141)	4,187	20,517
Increase in other liabilities	4,448	2,052	—
Payments for programming rights	(50,702)	(56,304)	(33,433)

Net cash provided by (used in) operating activities	39,271	29,607	(9,879)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(5,375)	(17,081)	(8,799)
Other — net	890	(514)	(808)

Net cash used in investing activities	(4,485)	(17,595)	(9,607)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital lease repayments	(1,766)	(1,368)	(1,466)
Net (cash transferred to) costs allocated or paid by Cox (Note 10)	(33,020)	(10,644)	20,952

Net cash (used in) provided by financing activities	(34,786)	(12,012)	19,486

NET CHANGE IN CASH	—	—	—
CASH — Beginning of period	—	—	—

CASH — End of period	$—	$—	$—

See notes to financial statements.

TRAVEL CHANNEL MEDIA

(An Operating Unit of Cox Communications, Inc.)

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 14, 2009 AND DECEMBER 31, 2008, AND FOR THE PERIOD FROM

JANUARY 1, 2009 TO DECEMBER 14, 2009, FOR THE YEAR ENDED DECEMBER 31, 2008

AND FOR THE PERIOD FROM MAY 15, 2007 TO DECEMBER 31, 2007

1.	BACKGROUND AND BASIS OF PRESENTATION

Cox Enterprises, Inc. (“CEI”), headquartered in Atlanta, Georgia, is one of the largest diversified media companies in the United States of America, whose consolidated operations include, among other entities, its wholly owned subsidiary, Cox Communications, Inc. (“Cox”). Cox is a broadband communications and entertainment company, providing advanced digital video, Internet, and telephone services over its own nationwide IP network. The third-largest U.S. cable TV company based on basic video subscribers, Cox serves 6.2 million residences and businesses. Since May 2007, Cox has owned and operated the Travel Channel and travelchannel.com (collectively, Travel Channel Media, or “TCM”). TCM was an operating unit of Cox TMI, Inc. (“Cox TMI”), a wholly-owned subsidiary of Cox, and is not a legal entity. See Note 15. “Subsequent Event.”

The accompanying financial statements present the financial position, results of operations, and cash flows of TCM and have been prepared from Cox’s financial accounting records in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The financial position and results of operations of TCM have been prepared from Cox’s financial accounting records and presented herein as if TCM were operated as an unaffiliated entity. Cox’s investment in TCM is presented as capital in the accompanying financial statements.

As discussed further in Note 10. “Related-Party Transactions and Corporate Allocations,” the accompanying financial statements include the revenues, costs, assets and liabilities that are directly attributable to TCM and have been prepared from the separate accounting records maintained by Cox TMI and Cox’s corporate accounting department. Certain amounts included in these financial statements have been derived based on actual amounts directly attributable to TCM or management’s best estimate of the amounts directly attributable to TCM, such as corporate overhead. Management believes the allocation of these amounts was determined on a reasonable basis and, therefore, approximates substantially all of the material incremental amounts that would have been realized had TCM been operated as an unaffiliated entity. These allocated amounts, however, are not necessarily indicative of the conditions that existed or the actual amounts that might have been incurred or realized had TCM been operating as an unaffiliated entity during the periods presented.

2.	TRAVEL CHANNEL TRANSACTION

On May 14, 2007, Cox exchanged its interest in Discovery Communications, Inc. (“DCI”) for all of the outstanding common stock of a company that owned TCM and certain other assets (the “Travel Channel Transaction”). The Travel Channel Transaction was accounted for under the purchase method of accounting for business combinations. The fair value of the TCM net assets acquired, which were estimated utilizing the assistance of a third-party appraisal to be approximately $1.1 billion, were recorded on the date of acquisition. Such assets and liabilities have been included in the accompanying balance sheets of TCM. The $1.1 billion aggregate fair value has been allocated to the net tangible and intangible assets of TCM as follows (in thousands of dollars):

Current assets	$2,012
Intangible assets:
MSO agreements* (estimated useful life of 20 years)	512,600
Trade name (indefinite useful life)	77,200
Advertiser relationships (estimated useful life of 10 years)	13,000
Advertiser backlog (estimated useful life of 8 months)	3,400
Goodwill	711,031
Programming rights (average estimated useful life of 4 years)	66,800
Other assets	7

Total assets acquired	1,386,050

Current liabilities	8,514
Deferred income taxes	232,936

Total liabilities assumed	241,450

Aggregate fair value	$1,144,600

*	Cable multiple system operator agreements

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Combination — The financial statements include the accounts of TCM. All significant intercompany account balances and transactions have been eliminated. Cox uses a centralized approach to manage Cox TMI’s cash and to finance its operations (including those of TCM), whereby funds are transferred to or from the depository and disbursement accounts on a daily basis by Cox and/or CEI as customer collections are received or as drafts are presented for payment. Consequently, no cash or cash equivalents have been allocated to TCM in the accompanying financial statements. See Note 10. “Related-Party Transactions and Corporate Allocations.”

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are evaluated based on available information and experience, as well as other assumptions Cox, Cox TMI and TCM believe reasonable in the circumstances. Actual results could differ from those estimates.

Accounts Receivable — TCM extends credit to certain customers based upon an assessment of the customer’s financial condition. Collateral is generally not required for customers. The allowance for doubtful accounts represents TCM’s best estimate of probable losses in the accounts receivable balance. The allowance is based on known troubled accounts, historical experience and other currently available evidence. Activity in the allowance for doubtful accounts was as follows (in thousands of dollars):

Period Ended	Balance at Beginning of Period	Charged to Costs and Expenses	Write-Offs, Net of Recoveries	Balance at End of Period
December 31, 2007	$—	$425	$—	$425
December 31, 2008	425	347	(64)	708
December 14, 2009	708	208	(128)	788

Property and Equipment — Property and equipment, including internally developed software, is stated at historical cost less accumulated depreciation. Capitalization of internal-use software costs occurs during the application development stage. Costs incurred during the preliminary project and post implementation stages are expensed as incurred. Depreciation is computed using the straight-line method over estimated useful lives as follows: 3 years for computer hardware and software; 3 years for production and other technical equipment; 10 years for office furniture and fixtures; and the shorter of the term of the lease or useful life for leasehold improvements. Depreciation expense was $13.0 million, $9.0 million and $1.9 million for the period from January 1, 2009 to December 14, 2009, the year ended December 31, 2008 and the period from May 15, 2007 to December 31, 2007, respectively. TCM periodically evaluates the depreciable lives of property and equipment to determine whether events or circumstances warrant revised estimates of useful lives. Any changes in estimated useful lives are included prospectively in the period in which the changes occur.

Expenditures for maintenance and repairs are charged to cost of services as incurred. At the time of retirements, sales or other dispositions, the original cost and related accumulated depreciation are removed from the respective accounts, and the gains or losses are presented as a component of operating income.

Programming Rights — The programming rights asset represents Travel Channel programming, commissioned, licensed or produced, that airs on the channel. Programming is typically produced for TCM or with TCM by independent production companies or licensed under agreements with independent producers. Costs to produce programming that are not expected to be rebroadcast are expensed as incurred. Costs incurred in the production, co-production or licensing of programming are capitalized and stated at the lower of unamortized costs or fair value. The costs of produced and co-produced programming rights are amortized over estimated useful lives, typically four years, in an accelerated manner in which the assets are expected to contribute to the realization of estimated cash flows. The costs of licensed programming rights are amortized over the term of the license period based on the expected realization of cash flows. The programming rights that were acquired as part of the Travel Channel Transaction were deemed to have various remaining useful lives based on the original airing date, as determined with the assistance of a third-party appraiser, and are amortized using an accelerated pattern based on the forecasted cash flows associated with the programming.

Estimated future cash flows can change based upon market acceptance, advertising and network affiliate fee rates, the number of cable and satellite television subscribers receiving the TCM network and program usage. Since TCM cannot directly attribute total cash flow to an individual show, TCM periodically reviews the programming library under TCM’s impairment policy. The policy provides a process for identifying if the book value of a programming right may exceed its fair value. Programming rights are reviewed for impairment using program performance information, including estimates of future performance and planned usage. Estimates are based upon a program’s current ratings as well as assumptions about future market acceptance. TCM also considers qualitative factors such as current programming strategy, factual changes in program content or potential legal risks associated with the airing of a program. In the event that TCM determines that the book value of a programming right exceeds the estimated fair value, the programming right is written down to fair value. All commissioned and produced programming rights are classified as long-term. The portion of the unamortized licensed programming rights expected to be amortized within one year is classified as a current asset on the accompanying balance sheets.

Intangible Assets — As a result of the Travel Channel Transaction, TCM recorded the following amortizable intangible assets in addition to programming rights: multi-system operator (“MSO”) agreements, advertiser relationships and advertiser backlog. The MSO agreements intangible asset, which represents the value of the distribution agreements between TCM and the cable multiple system operators, was deemed to have a useful life of 20 years. The advertiser relationships intangible asset, which represents the relationship that TCM has with numerous local, regional and national advertisers, was deemed to have a useful life of 10 years. The advertiser backlog intangible asset, which represents the value of purchase agreements with advertisers for which TCM has not exhibited on its network as of the acquisition date, was deemed to have a useful life of eight months and was amortized on a straight-line basis over the useful life of the asset. MSO agreements and advertiser relationships are amortized over the useful lives of the assets based on the forecasted cash flows associated with the assets.

The weighted-average remaining useful life of intangible assets subject to amortization was 16.9 years and 17.8 years at December 14, 2009 and December 31, 2008, respectively. See Note 4. “Goodwill and Other Intangible Assets.”

The trade name intangible asset, which represents the value associated with the Travel Channel and the travelchannel.com business names, was deemed to have an indefinite useful life as TCM expects the asset to contribute to cash flows of the business for the foreseeable future. The value of the trade name intangible asset was approximately $65.0 million at December 14, 2009 and $77.2 million at December 31, 2008.

Goodwill and Indefinite-Lived Intangible Assets — The Travel Channel Transaction resulted in goodwill of $711.0 million, substantially all of which is not deductible for tax purposes.

TCM, which represents one reporting unit, tests its goodwill and indefinite-lived intangible assets for impairment annually on August 31 or more frequently when indicators of potential impairment exist.

The goodwill impairment test is performed using a two-step process. The first step of the process is to compare the fair value of the reporting unit with its carrying amount, including goodwill. In performing the first step, TCM determines the fair value of a reporting unit by using two valuation techniques: an income approach and a market-based approach. Determining fair value requires the exercise of significant judgments, including judgments about appropriate discount rates and perpetual growth rates. The cash flows employed in the income approach are based on TCM’s long-term business plan and adjusted for estimates that would be used by marketplace participants. If the fair value of TCM exceeds its carrying amount, then goodwill of the reporting unit is not impaired and the second step of the impairment test is not necessary. If the carrying amount of a reporting unit exceeds its fair value, then performance of the second step of the goodwill impairment test is required to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of TCM’s goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, then an impairment loss is recognized in an amount equal to that excess.

The impairment test for indefinite-lived intangible assets involves a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, then an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of intangible assets not subject to amortization are determined using an income approach. In developing fair value determinations, TCM considers assumptions that marketplace participants would consider.

Impairment of Long-Lived Assets — TCM evaluates the recoverability of long-lived assets, other than goodwill and indefinite-lived intangible assets, for impairment when events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset or asset group, a significant change in the extent or manner in which an asset or asset group is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, TCM recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and fair value. Long-lived assets held for sale are reported at the lower of cost or fair value less costs to sell.

Income Taxes — TCM is included in the consolidated federal income tax returns of CEI. For state income tax purposes, TCM is included as a division of Cox TMI, which files both separate state tax returns and is included as a member in the consolidated state filings of CEI. Current federal and state income tax expenses and benefits have been allocated on a separate return basis to TCM based on the current year tax effects of the inclusion of its income, expenses and credits in the consolidated income tax returns of CEI and based on separate state income tax returns of Cox TMI, Inc.

TCM provides for income taxes using the liability method which requires an asset and liability based approach in accounting for income taxes. Deferred income taxes reflect the net tax effect on future years of temporary differences between the carrying amount of assets and liabilities for financial statement and income tax purposes. TCM evaluates its effective tax rates regularly and adjusts them when appropriate based on currently available information relative to statutory rates, apportionment factors and the applicable taxable income in the jurisdictions in which TCM operates, among other factors.

TCM also applies additional tax provisions, where applicable, related to accounting for uncertainty in income taxes which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest benefit that has a greater than 50 percent likelihood of being realized upon settlement.

Revenue — TCM’s primary sources of revenue are from the sale of television advertising and from fees paid by cable and satellite television providers (“affiliate revenue”). Revenue is recognized when all four of the following conditions are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the price is fixed or determinable; and (iv) collectability is reasonably assured. For TCM, revenue recognition generally occurs for advertising sales when the advertising is aired and for affiliate revenue over the term of the associated contract as TCM provides the programming content to the various cable and satellite television providers.

TCM records advertising revenue net of agency commissions and audience deficiency liabilities in the period advertising spots are broadcast. A substantial portion of the advertising sold includes guaranteed levels of audience that either the program or the advertisements will reach. Deferred revenue is recorded and adjusted as the guaranteed audience levels are achieved. Management estimates of audience guarantees are based on information provided by DCI under an advertising sales agreement (see Note 11. “Discovery Agreements”). In certain instances, the third party ratings information is not received until after the close of the reporting period. In these cases, reported advertising revenue and related deferred revenue is based on DCI’s estimates for any under-delivery of contracted advertising ratings based on the most current data available from the third party ratings service. Differences between the estimated under-delivery and the actual under-delivery have historically been insignificant.

Cable and satellite television providers generally pay a per-subscriber fee for the right to distribute TCM programming under the terms of long-term distribution contracts. Affiliate revenues are reported net of volume incentives or other consideration, if any, offered to television providers in exchange for long-term distribution contracts. TCM recognizes affiliate revenue over the term of the contracts based on contracted monthly license fee provisions and reported subscriber levels.

Affiliate revenues due to TCM, net of applicable discounts, are reported to TCM by television providers. Such information is generally not received until after the close of the reporting period. Therefore, reported network affiliate revenues are based upon estimates of the number of subscribers receiving TCM programming and the amount of volume-based discounts each television provider is entitled to receive. TCM subsequently adjusts these estimated amounts based upon the actual amounts of affiliate fees received. Such adjustments have historically been immaterial to the financial results of TCM.

Total revenues include revenues from related parties. For the period from January 1, 2009 to December 14, 2009, for the year ended December 31, 2008, and for the period from May 15, 2007 to December 31, 2007, related party revenue was $5.1 million, $5.3 million and $3.0 million, respectively.

Cost of Services — Cost of services represents production and distribution costs incurred to produce and distribute TCM programming content, and other costs incurred to provide TCM’s services to consumers. These costs are expensed as incurred. Also included within cost of services is amortization of the programming rights asset.

Pension, Postretirement and Postemployment Benefits — Prior to January 1, 2009, Cox provided a qualified defined benefit pension plan covering substantially all employees based on years of service and compensation during those years. Cox also provided postretirement medical benefits to substantially all of its retirees. Life insurance coverage is provided to eligible TCM retirees under a CEI program. As of January 1, 2009, both Cox’s qualified defined benefit pension plan and its postretirement medical plan were merged into respective plans sponsored by CEI. On that date, the participants in the former Cox benefit plans began participating in the CEI benefit plans. There was no change in the benefits offered to TCM employees. Expenses related to these plans attributable to TCM employees are allocated to TCM by Cox based on TCM’s salary amount as a relative percentage of Cox’s total salary amount. See Note 9. “Retirement Plans.”

Fair Value Measurements — TCM defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and prioritizes the inputs used in measuring fair value into three levels as follows:

Level 1 — Quoted prices in active markets for identical assets or liabilities as of the reporting date

Level 2 — Observable market based inputs or unobservable inputs that are corroborated by market data

Level 3 — Unobservable inputs that cannot be corroborated based on market data

TCM’s goodwill and intangible assets are measured at fair value on a nonrecurring basis. As a result of TCM’s August 2009 impairment test, (i) goodwill with a carrying value of $711.2 million was written down to its implied fair value of $276.3 million, (ii) the MSO agreements intangible asset with a carrying value of $483.4 million was written down to its fair value of $438.0 million, and (iii) the trade name intangible asset with a carrying value of $77.2 million was written down to its fair value of $65.0 million, resulting in an aggregate impairment charge of $492.5 million, which was included in results of operations for the period from January 1, 2009 to December 14, 2009. The fair value measurement was determined based on significant Level 3 inputs. See Note 4. “Goodwill and Other Intangible Assets.”

Concentration Risks — A significant portion of TCM’s operating revenues is derived from advertising services. Operating results can be affected by changes in the demand for such services both nationally and in individual markets. Additionally, a significant portion of TCM’s operating revenues is derived from network affiliate fees. TCM’s top 10 major affiliate agreements cover approximately 98% of TCM’s paid subscribers. The loss of distribution by any of these cable and satellite television systems could adversely affect TCM’s business. While no assurance can be given regarding the renewal of distribution contracts, TCM has not lost carriage upon the expiration of distribution contracts with any of these cable and satellite television providers in the past.

Subsequent Events — TCM has evaluated events that occurred subsequent to December 14, 2009 for potential recognition and disclosure. Any applicable subsequent events have been evaluated through February 19, 2010, the date of issuance of the financial statements.

Recently Issued Accounting Pronouncements — In January 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2010-6, which provides additional guidance and disclosure requirements related to fair value measurements. The main provisions of the guidance require entities to enhance disclosures about fair value measurements and clarify existing disclosures regarding classes of assets and liabilities as well as inputs and valuation techniques used to measure fair value. The changes should provide a greater level of disaggregated information and more robust disclosures about valuation techniques and inputs to fair value measurements. Most of the provisions are effective for interim and annual reporting periods beginning after December 15, 2009. TCM does not believe this guidance will have a material impact on its consolidated financial position, results of operations, or cash flows.

In October 2009, the FASB issued ASU No. 2009-13, which provides additional guidance on multiple-deliverable revenue arrangements. The main provisions of the guidance address how to separate deliverables and how to measure and allocate arrangement consideration to one or more units of accounting. The amendments are effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. TCM is currently evaluating the potential impact of this guidance on its consolidated financial position, results of operations, and cash flows.

In June 2009, the FASB issued guidance which requires an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. This guidance will be effective as of the beginning of a reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. TCM does not believe this guidance will have a material impact on its consolidated financial position, results of operations or cash flows.

4.	GOODWILL AND OTHER INTANGIBLE ASSETS

Summarized below are the carrying value and accumulated amortization of intangible assets subject to amortization, as well as the carrying value of those intangible assets which are not subject to amortization (in thousands of dollars):

	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
December 14, 2009

MSO agreements	$467,218	$32,255	$434,963
Advertiser relationships	13,000	2,038	10,962
Advertiser backlog	3,400	3,400	—
Trade name	65,000	—	65,000

Total intangible assets			$510,925

Goodwill	$276,277	$—	$276,277

December 31, 2008

MSO agreements	$512,600	$16,916	$495,684
Advertiser relationships	13,000	351	12,649
Advertiser backlog	3,400	3,400	—
Trade name	77,200	—	77,200

Total intangible assets			$585,533

Goodwill	$711,152	$—	$711,152

TCM completed its annual impairment tests of goodwill and intangible assets as of August 31, 2009, 2008 and 2007. In determining its estimates of fair value in conjunction with the August 2009 test, management also considered the business enterprise value of TCM that was implied by the Contribution Agreement (as defined in Note 15. “Subsequent Event”). The August 2009 test indicated that the carrying value of TCM’s goodwill, MSO agreements and trade name intangible assets exceeded their respective fair values. Accordingly, TCM recognized a non-cash impairment charge to goodwill of approximately $434.9 million and a non-cash impairment charge to intangible assets of approximately $57.6 million, which has been presented as impairment of goodwill and impairment of intangible assets, respectively, in the accompanying statements of operations for the period from January 1, 2009 to December 14, 2009. The August 2008 and 2007 tests indicated no impairment of goodwill or intangible assets.

Amortization expense (excluding content amortization) for the period from January 1, 2009 to December 14, 2009, the year ended December 31, 2008, and the period from May 15, 2007 to December 31, 2007 was $17.0 million, $12.1 million and $8.5 million, respectively. TCM estimates amortization expense, excluding content amortization, will be $18.0 million in 2010, $19.9 million in 2011, $21.6 million in 2012, $22.8 million in 2013 and $22.5 million in 2014. Actual amortization expense to be reported in future periods could differ from these estimates as a result of new intangible asset acquisitions, changes in estimated useful lives and other relevant factors.

5.	PROGRAMMING RIGHTS

The following table presents a summary of the components of programming rights (in thousands of dollars).

	December 14, 2009	December 31, 2008
Programming in progress	$17,724	$25,149
Acquired programming	46,333	46,868
Commissioned programming	98,342	55,840
Co-produced programming	18,945	11,148

Programming — at cost	181,344	139,005

Accumulated amortization	(83,418)	(42,898)

Programming rights — net	97,926	96,107

Less current portion	3,073	2,404

Long-term portion of programming rights	$94,853	$93,703

Content amortization for the period from January 1, 2009 to December 14, 2009, year ended December 31, 2008, and the period from May 15, 2007 to December 31, 2007 was $46.9 million, $36.0 million and $19.8 million, respectively, and is shown within cost of services in the accompanying statements of operations. TCM estimates content amortization expense on recorded programming rights, including programming in progress, will be $46.9 million in 2010, $31.0 million in 2011, $16.7 million in 2012 and $4.5 million in 2013. Actual amortization expense to be reported in future periods could differ from these estimates as a result of new programming rights acquisitions, changes in estimated useful lives and other relevant factors. Amortization expense for the period from January 1, 2009 to December 14, 2009, the year ended December 31, 2008 and for the period from May 15, 2007 to December 31, 2007 includes programming rights impairment charges and write-offs of $3.1 million, $2.8 million and $0.0 million, respectively. The impairment charges and write-offs were the result of management evaluating TCM’s programming portfolio and concluding that the book values of certain programming rights were in excess of their fair values. See Note 3. “Summary of Significant Accounting Policies” for a detailed discussion of TCM’s policy related to the review of programming rights for impairment.

6.	INCOME TAXES

Effective January 1, 2007, CEI adopted new accounting guidance relating to accounting for uncertainty in income taxes. The impact of adoption was not material to TCM’s financial position, results of operations or cash flows. Management evaluated a variety of tax issues and positions taken, including the deductibility of certain expenses, the timing of the recognition of income and expense, allocations of income and expense between the states, the tax basis of certain assets and the taxation of acquisitions and disposals. Based on this evaluation upon implementation and throughout the period from May 15 to December 31, 2007, the year ended December 31, 2008, and the period from January 1, 2009 to December 14, 2009, management concluded that total unrecognized tax benefits as of December 31, 2008 and December 14, 2009 were not material. Management does not expect its conclusion to change within the next 12 months.

As of December 14, 2009, TCM was a member of the CEI consolidated federal filing group, which is under examination for the tax year ended December 31, 2007. There are currently no federal income tax return examinations in progress for 2008 and 2009. In addition, TCM was a member of certain CEI consolidated state filing groups, some of which are under examination for the tax year ended December 31, 2007. There are no additional state income tax return examinations for 2007, 2008 or 2009.

Current and deferred income tax (benefit) expense is as follows (in thousands of dollars):

	Period From January 1 to December 14, 2009	Year Ended December 31, 2008	Period From May 15 to December 31, 2007
Current:
Federal	$14,825	$18,627	$12,465
State	2,298	2,927	1,735

Total current	17,123	21,554	14,200

Deferred:
Federal	(29,014)	(2,724)	(4,491)
State	(4,527)	(651)	3,156

Total deferred	(33,541)	(3,375)	(1,335)

Net income tax (benefit) expense	$(16,418)	$18,179	$12,865

The differences between net income tax expense and income taxes expected at the U.S. statutory federal income tax rate of 35% are as indicated below (in thousands of dollars):

	Period From January 1 to December 14, 2009	Year Ended December 31, 2008	Period From May 15, 2007 to December 31, 2007
Federal tax (benefit) expense at statutory rates on income before income taxes	$(160,901)	$16,800	$9,816
State income tax (benefit) expense — net of federal impact	(1,449)	1,617	797
Impairment of goodwill	146,057	—	—
Change in state tax rate — net	—	(138)	2,382
Other — net	(125)	(100)	(130)

Net income tax (benefit) expense	$(16,418)	$18,179	$12,865

Significant components of TCM’s net deferred tax liability are as follows (in thousands of dollars):

	December 14, 2009	December 31, 2008
Plant and equipment	$(897)	$(1,485)
Intangible assets	(192,455)	(227,654)
Employee benefits and compensation	—	1,514
Prepaid launch fees	—	192
Other	(131)	237

	(193,483)	(227,196)

Current portion	504	676

Net deferred tax liability	$(192,979)	$(226,520)

7.	CAPITAL LEASE OBLIGATIONS

TCM leases office space under capital leases. The obligation recognized under these lease arrangements was $16.1 million at December 14, 2009, $17.0 million at December 31, 2008 and $12.9 million at December 31, 2007. Maturities of obligations under capital leases are $2.0 million, $2.0 million, $2.1 million, $2.1 million and $2.2 million for each of the five years subsequent to December 14, 2009, and $10.1 million thereafter. The future interest expense attributable to these capital leases is $0.7 million, $0.7 million, $0.6 million, $0.5 million, $0.4 million for each of the five years subsequent to December 31, 2009, respectively, and $1.0 million thereafter.

8.	CAPITAL

Capital includes the original investment in TCM by Cox, accumulated results of operations of TCM, cash transferred to Cox, and costs allocated or paid by Cox. Such transfers between TCM and Cox include those that arise from (i) Cox’s centralized approach to cash management and operation financing, which are recorded when cash deposits are transferred to Cox or when Cox settles TCM’s accounts payable and other liabilities, (ii) the allocation by Cox of certain amounts as incurred by Cox that are directly attributable to TCM, and (iii) other costs paid directly by Cox on behalf of TCM. See Note 10. “Related-Party Transactions and Corporate Allocations.”

9.	RETIREMENT PLANS

Prior to January 1, 2009, Cox provided a qualified defined benefit pension plan covering substantially all employees based on years of service and compensation during those years. Cox also provided postretirement medical benefits to substantially all retirees of Cox. Life insurance coverage was provided to eligible TCM retirees under a CEI program. As of January 1, 2009, both Cox’s qualified defined benefit pension plan and its postretirement medical plan were merged into respective plans sponsored by CEI. On that date, the participants in the former Cox benefit plans began participating in the CEI benefit plans. Expenses related to these plans attributable to TCM employees are allocated to TCM based on TCM’s salary amount as a relative percentage of Cox’s total salary amount. Total pension and postretirement medical plan expense allocated to TCM by Cox, included within selling, general and administrative expenses in the statements of operations, was approximately $1.0 million, $0.5 million and $0.3 million for the period from January 1, 2009 to December 14, 2009, the year ended December 31, 2008 and the period from May 15, 2007 to December 31, 2007, respectively. See Note 10. “Related-Party Transactions and Corporate Allocations.”

CEI maintains a savings and investment defined contribution plan, under which substantially all of Cox’s employees are eligible to participate, including TCM employees until December 15, 2009, the closing date under the Contribution Agreement (as defined and discussed in Note 15. “Subsequent Event”). Under the terms of this plan, Cox matches 50% of the employee contributions up to a maximum of 6% of the employee’s base salary. TCM’s matching expense under this plan, included within selling, general and administrative expenses in the statements of operations, was approximately $0.3 million, $0.2 million and $0.1 million for the period from January 1, 2009 to December 14, 2009, the year ended December 31, 2008, and the period from May 15, 2007 to December 31, 2007, respectively. See Note 10. “Related-Party Transactions and Corporate Allocations.”

10.	RELATED-PARTY TRANSACTIONS AND CORPORATE ALLOCATIONS

As discussed in Note 1. “Background and Basis of Presentation,” the accompanying financial statements include the revenues, costs, assets and liabilities that are directly attributable to TCM. Accordingly, certain amounts included in these financial statements have been allocated by Cox based on actual amounts directly attributable to TCM or management’s best estimate of the amounts directly attributable to TCM.

TCM receives day-to-day cash management services from Cox. Net (cash transferred to) costs allocated or paid by Cox during the period from January 1, 2009 to December 14, 2009, the year ended December 31, 2008 and the period from May 15, 2007 to December 31, 2007 were approximately $(30.4) million, $(8.4) million and $22.0 million, respectively. Such amounts, which are further described below, have been included in capital in the accompanying balance sheets and statements of capital. The following table provides further detail of such transactions recorded through capital during the period from January 1, 2009 to December 14, 2009, the year ended December 31, 2008 and the period from May 15, 2007 to December 31, 2007 (in thousands of dollars):

	2009	2008	2007
Costs incurred by Cox and allocated to TCM:
Corporate charges	$4,182	$3,789	$7,240
Corporate depreciation	2,601	2,240	1,030
Tax allocation	17,123	21,554	14,200
Costs incurred by TCM and paid by Cox:
Payments for programming rights	50,702	56,304	33,433
Wire payments for payables	80,374	84,016	31,954
Employee salaries and benefits	21,387	17,506	6,050
Capital expenditures	5,375	17,081	8,799
Other	(10,381)	(5,589)	(750)

	171,363	196,901	101,956

Cash transferred to Cox under centralized cash management program	(201,782)	(205,304)	(79,974)

Net (cash transferred to) costs allocated or paid by Cox	$(30,419)	$(8,403)	$21,982

A description of the amounts allocated to TCM and the net (cash transferred to) costs allocated or paid by Cox is summarized, as follows:

Corporate Charges — TCM has been allocated a portion of corporate and other expenses related to (i) Cox’s executive management and corporate personnel salaries and related benefits including long-term compensation and (ii) Cox’s corporate costs to operate its corporate finance, human resources, legal, tax, training, facilities and information technology functions. These expenses have been allocated based on either the number of TCM employees in proportion to Cox’s total employees or TCM’s revenues in proportion to Cox’s total revenues and have been classified within selling, general and administrative expenses in the accompanying statements of operations. Total corporate charges allocated to TCM for the period from January 1, 2009 to December 14, 2009, the year ended December 31, 2008 and the period from May 15, 2007 to December 31, 2007 were approximately $4.2 million, $3.8 million and $7.2 million, respectively.

Corporate Depreciation — TCM has been allocated a portion of corporate depreciation, based on TCM’s revenues in proportion to Cox’s total revenues, related to the support function of corporate assets. Total corporate depreciation expense allocated to TCM for the period from January 1, 2009 to December 14, 2009, the year ended December 31, 2008 and the period from May 15, 2007 to December 31, 2007 was approximately $2.6 million, $2.2 million and $1.0 million, respectively.

Employee Salaries and Benefits — TCM has been allocated a portion of Cox’s consolidated salary and employee benefit costs that are directly attributable to TCM’s employees. These costs include benefit costs related to Cox’s pension plan, employment taxes, employer-match for its defined contribution plan, health and disability plan, worker’s compensation plan and postretirement medical plan (see Note 9. “Retirement Plans”). These costs have been allocated based on the proportion of TCM’s employee compensation to Cox’s total employee compensation. Total employee benefit costs allocated to TCM for the period from January 1, 2009 to December 14, 2009, the year ended December 31, 2008 and the period from May 15, 2007 to December 31, 2007 were approximately $21.4 million, $17.5 million and $6.1 million, respectively, and have been classified within cost of services and selling, general and administrative expenses in the accompanying statements of operations.

TCM Participation in Cox Centralized Cash Management Program — Cox uses a centralized approach to cash management and the financing of all of its operations. Accordingly, TCM’s cash deposits are transferred to Cox on a daily basis and, for the purpose of these financial statements, TCM’s capital has been reduced by the amount transferred to Cox. Conversely, payments of TCM’s accounts payable and other accrued liabilities (including employee payroll and benefit costs) are made by Cox on behalf of TCM. For the purpose of these financial statements, TCM records such payments by Cox as increases to capital.

Settlement of Cox Affiliate Revenues — TCM provides affiliate service to Cox. As TCM is wholly owned by Cox, the settlement of revenue TCM earned from Cox is shown as a component of capital, and services performed by TCM for Cox and its affiliates are accounted for through intercompany allocations and are included within Other in the table above.

11.	DISCOVERY AGREEMENTS

Subsequent to the Travel Channel Transaction, DCI and TCM entered into arms-length services agreements covering affiliate sales, advertising sales and transmission and quality control/library services. Amounts included in cost of services related to these agreements for the period from January 1, 2009 to December 14, 2009, the year ended December 31, 2008 and for the period from May 15 to December 31, 2007 were $34.7 million, $39.0 million and $26.2 million, respectively.

Affiliate Sales Agreement — Pursuant to the affiliate sales agreement, DCI provides TCM with channel affiliate relationship services. These services include marketing, such as advertising campaigns, programming promotion, targeted sales presentations and managing tradeshow strategies and talent appearances; negotiating agreements with existing and new affiliates; headend authorization and related monitoring, billing and collection services; and providing channel affiliate reports.

Advertising Sales Agreement — Pursuant to the advertising sales agreement, DCI has the exclusive right to sell advertising on TCM’s linear television, video on demand, travelchannel.com and HD distribution channels. DCI earns a fee in relation to these advertising sales. In addition, DCI provides advertising sales planning and marketing, rate card management services, sales positioning data, research support, related billing and collections and any necessary software and data services.

Transmission and Quality Control/Library Services Agreement — Pursuant to the transmission and quality control/library services agreement, DCI provides TCM with origination services, uplink services, transponder services, and quality control/library services in connection with Travel Channel’s distribution feeds. DCI also provides factory services including quality control, duplication, low resolution encoding, program format editing, closed captioning and footage cataloguing and retrieval.

12.	COMPENSATION PLANS

Cox sponsors a TCM long-term incentive compensation plan (“TCM LTIP”) for certain executives and key employees. Each participant in the TCM LTIP plan has been assigned a target cash award based on cumulative performance and operating metrics of TCM over a measurement period from May 15, 2007 to December 31, 2009. TCM recognizes the related expense ratably over the applicable vesting period for the amounts that are expected to be paid out to the employee at the end of the vesting period. The maximum award payable under the TCM LTIP is equal to 200% of a participant’s target award and the minimum award payable is zero. The earned award is then multiplied by the participant’s vested percentage in the award, based on continual employment with TCM, to determine the actual amount of the payment. If a participant’s employment is terminated for cause, then no benefit shall be paid under the plans. All distributions of awards under the plan will be in the form of lump-sum cash payments.

Awards generally become 60% and 100% vested on December 31, 2008 and December 14, 2009, respectively. The anticipated cost of awards made under the TCM LTIP is charged to selling, general and administrative expense over the applicable vesting period. The amount charged to expense by TCM with respect to the TCM LTIP was approximately $2.3 million, $2.4 million and $1.6 million for the period from January 1, 2009 to December 14, 2009, the year ended December 31, 2008 and the period from May 15, 2007 to December 31, 2007, respectively. On December 18, 2009, Cox paid approximately $6.2 million as settlement of all awards granted to participants of the TCM LTIP.

CEI offers certain executives and key employees, including certain Cox executives and key employees, the opportunity to participate in CEI compensation plans, including the Cox Enterprises, Inc. Long-Term Incentive Plan (“CEI LTIP”). The CEI LTIP has two components: the CEI Unit Appreciation Plan (“CEI UAP”) and the CEI Performance Plan (“CEI PP”). CEI LTIP awards become 60%, 80% and 100% vested on the third, fourth and fifth anniversaries, respectively, of the grant date. Prior to 2008, the CEI UAP was a stand-alone plan in which certain Cox executives and key employees became participants in 2005. Awards under the CEI UAP were typically granted every other year. Unit benefits under the CEI UAP are based upon the excess, if any, over a base amount five years after the effective date of award. The CEI UAP provides for a maximum unit benefit of 150% of the base amount. Unit benefits under the CEI PP are based on growth in CEI’s financial results, as measured through growth in operating profits and debt reduction. In 2009, an additional award was made under the CEI LTIP, the Captured Value Award (“CVA”), based on the appreciated value of any 2004, 2005, 2006 or 2007 UAP awards as of December 31, 2007, with a portion of the CVA being paid out in 2009 an additional portion payable following December 31, 2010, and the final portion (together with any appreciation) payable following December 31, 2013.

The amount charged to selling, general and administrative expense over the applicable vesting periods by TCM with respect to the CEI plans was approximately $1.5 million and $1.6 million for the period from January 1, 2009 to December 14, 2009 and year ended December 31, 2008, respectively. There was no associated expense to TCM for the period from May 15, 2007 to December 31, 2007.

13.	FINANCIAL STATEMENT INFORMATION

Balance Sheet Information (in thousands of dollars):

	December 14, 2009	December 31, 2008
Property and equipment:
Leasehold improvements	$2,023	$2,007
Furniture and fixtures	337	338
Electronics	24,690	23,409
Capitalized leases	20,217	19,959
Other	4,455	562

Plant and equipment — at cost	51,722	46,275

Less accumulated depreciation	(18,053)	(8,145)

Net property and equipment	$33,669	$38,130

Accounts payable and accrued expenses:
Accounts payable	$11,011	$15,420
Accrued salaries and benefits	4,784	4,748
Accrued program cost	2,175	3,715
Other accrued liabilities	6,023	3,396

Total accounts payable and accrued expenses	$23,993	$27,279

Other current liabilities:
Unearned revenue	$2,716	$2,341
Accrued TCM LTIP	6,182	—
Other	106	42

Total other current liabilities	$9,004	$2,383

Other noncurrent liabilities:
Accrued TCM LTIP	$—	$3,942
Other	876	435

Total other noncurrent liabilities	$876	$4,377

14.	COMMITMENTS AND CONTINGENCIES

TCM leases office facilities under noncancellable operating leases. Rental expense under operating leases amounted to $0.4 million, $0.7 million and $0.6 million for the period from January 1, 2009 to December 14, 2009, the year ended December 31, 2008 and for the period from May 15, 2007 to December 31, 2007, respectively. Future minimum lease payments for each of the five years subsequent to December 31, 2009 are $0.3 million, $0.3 million, $0.3 million, $0.4 million and $0.4 million, respectively, and $1.7 million thereafter for all noncancellable operating leases.

On May 28, 2009, an individual named Christopher Cardillo and his purported production company, 5 Plus 7, Inc. (“Plaintiffs”), filed a lawsuit against Cox TMI, Pat Younge and Cox (collectively, “Cox/Travel”), as well as BBC and NBC, in the United States District Court for the Eastern District of New York, asserting claims for copyright infringement, breach of contract, negligence, unjust enrichment, fraud and racketeering. Plaintiff alleges that he submitted an idea for a show to TCM that was passed on to BBC, and BBC is now developing the show idea for NBC. The complaint seeks injunctive relief and damages in an unspecified amount. On July 27, 2009, Cox/Travel filed a motion to dismiss the complaint. Plaintiff’s response to the motion, filed September 13, 2009, voluntarily withdrew the copyright infringement claim but argued to sustain the remaining claims. Cox/Travel filed their reply on September 22, 2009. The parties are awaiting either a date for oral argument or a ruling on the motion. The outcome of this matter cannot be determined. Cox/Travel will continue to defend this matter vigorously.

15.	SUBSEQUENT EVENT

In June 2009, Cox announced that it had engaged Goldman, Sachs & Co. to evaluate the long-term strategic alternatives for TCM. On November 5, 2009, Cox agreed to form a joint venture with Scripps Networks Interactive Inc. (“SNI”) to own and operate TCM (the “Contribution Agreement”). On December 15, 2009, pursuant to the terms of the Contribution Agreement, Cox TMI contributed TCM and Gulliver Media Holdings, LLC (“Gulliver”), a wholly owned subsidiary of SNI, contributed $181.1 million in cash to a newly-created limited liability company. Cox holds a 35% noncontrolling interest in TCM and SNI, through Gulliver, holds the remaining 65% interest. The joint venture incurred $885.0 million of indebtedness that is guaranteed by SNI. Cox has indemnified SNI for any payments it makes under the guarantee. Substantially all of the proceeds of this indebtedness were distributed by the joint venture to Cox TMI.

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